EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated April 6, 2006, accompanying the consolidated financial statements of JMAR Technologies, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of JMAR Technologies, Inc. on Form S-3 (File Nos. 33-96848 effective August 14, 1996, 333-104640 effective May 23, 2003, 333-110258 effective December 18, 2003, 333-111993 effective January 29, 2004, 333-112639 effective February 17, 2004, 333-122645 effective June 1, 2005 and 333-131354 effective February 14, 2006) and on Forms S-8 (File Nos. 333-33902 effective April 3, 2000, 333-33904 effective April 3, 2000, 333-111994 effective January 16, 2004, 333-112059 effective January 21, 2004, and 333-112060 effective January 21, 2004 and 333-118189 effective August 13, 2004).
/s/ GRANT THORNTON LLP
Irvine, California
April 6, 2006